EXHIBIT 5.1

_________, 2004

Intelsat, Ltd.
North Tower, 2nd Floor
90 Pitts Bay Road
Pembroke HM 08
Bermuda

Dear Sirs:

Intelsat, Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the Registration Statement on Form F-1 (Registration No. 333-113589) filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 15, 2004 and amended on April ___, 2004 (the “Registration Statement,” which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Act”) of (a) an aggregate of ___ordinary shares, par value US$3.00 per share, of the Company, of which ___are being offered by the Company and ___are being offered by certain selling shareholders of the Company (the “Selling Shareholders”), together with an additional ___ordinary shares, par value US$3.00 per share, of the Company, subject to an over-allotment option granted to the underwriters by the Company and the Selling Shareholders (together, the “Ordinary Shares”) and (b) ___related member protection rights (the “Rights”) to be issued pursuant to the Member Protection Rights Agreement between the Company and The Bank of New York, as rights agent (the “Rights Agent”) dated as of July 18, 2001 (the “Rights Agreement,” which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement, a copy of the Rights Agreement and a copy of the underwriting agreement by and among the Company, the underwriters named therein and the Selling Shareholders dated ___, 2004 (the “Underwriting Agreement,” which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). We have also reviewed: (a) the memorandum of association of the Company (the “Company’s MOA”), the bye-laws of the Company and the register of members of the Company (the “Certified Register”), each certified by an Assistant Secretary of the Company on ___, 2004, (b) a copy of unanimous written resolutions of the sole shareholder of the Company dated July 17, 2001 and a copy of resolutions passed at a special general meeting of the shareholders of the Company held on

Intelsat, Ltd.
___, 2004

June 4, 2002, each certified by an Assistant Secretary of the Company on ___, 2004 (together, the “Shareholder Resolutions”), (c) a copy of resolutions passed by unanimous written consent of the board of directors of the Company dated July 17, 2001 and dated ___, 2004 and a copy of resolutions passed by the board of directors of the Company at meetings of the board of directors held on April 17 and 18, 2002, April 14 and 15, 2004 and May [4], 2004, each certified by an Assistant Secretary of the Company on ___, 2004 (together, the “Board Resolutions,” and together with the Shareholder Resolutions, the “Resolutions”), (d) a copy of minutes of meetings of the board of directors of the Company held on January 30 and 31, 2004 certified by an Assistant Secretary of the Company on ___, 2004 (the “Board Minutes”), (e) a copy of minutes of a meeting of the Pricing Committee of the board of directors of the Company (the “Pricing Committee”) held on ___, 2004 certified by the chairman of the Pricing Committee on ___, 2004 (the “Committee Minutes,” and together with the Board Minutes, the “Minutes”), (f) a letter from the Bermuda Monetary Authority (the “BMA”) whereby the BMA has granted certain permissions for the issue and subsequent transfer of the Ordinary Shares and the Rights (subject to certain conditions expressed therein) (the “BMA Consent”) and (g) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that the Company will comply, to the extent applicable, with the requirements of Part III of the Companies Act 1981, as amended; (c) that at the time of the issuance of the Ordinary Shares and the Rights and at any time thereafter, the BMA will not have revoked or amended its consent with respect to the issuance of the Ordinary Shares and/or the Rights; (d) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (e) the accuracy and completeness of all factual representations made in the Registration Statement, the Underwriting Agreement, the Rights Agreement and the other documents reviewed by us; (f) that all of the Resolutions and all of the resolutions contained in the Minutes remain in full force and effect and have not been rescinded, amended or supplemented; (g) that, in adopting the Rights Agreement, the board of directors of the Company acted bona fide in the best interests of the Company as a whole; (h) that the board of directors of the Company has exercised the power to adopt the Rights Agreement for a proper purpose and has exercised such power fairly between the Company’s shareholders and not in such a way to improperly favour one group of the Company’s shareholders over another; (i) that the Rights Agreement does not penalise any existing shareholders of the Company; (j) the capacity, power and authority of the Rights Agent to enter into and perform its obligations under the Rights Agreement; (k) the due execution of the Rights Agreement by the Rights Agent and the delivery thereof by each of the parties thereto; (l) that the Rights associated with the Ordinary Shares will be issued in conformity with the Rights Agreement; and (m) that the Company will issue the Ordinary Shares and the Rights in furtherance of its objects as set out in its memorandum of association.

We express no opinion as to the enforceability of any provision of the Rights Agreement.

Intelsat, Ltd
___, 2004

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

On the basis of and subject to the foregoing, we are of the opinion that: (a) based solely upon a review of the Certified Register, the Ordinary Shares being offered by the Selling Shareholders have been validly issued and are fully paid and non-assessable (which term shall mean herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares); (b) when the Registration Statement has become effective under the Act and the Ordinary Shares being offered by the Company have become duly issued, sold and paid for in full as contemplated by the Registration Statement, the Ordinary Shares being offered by the Company will be validly issued, fully paid and non-assessable; and (c) the execution and delivery of the Rights Agreement and the issuance of the rights thereunder have been validly authorised by all necessary corporate action on the part of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the sections headed “Bermuda Taxation of Holders” and “Validity of the Ordinary Shares”. In giving this consent we do not admit that we are in the category of persons whose consent is required under the Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

CONYERS DILL & PEARMAN